As filed with the Securities and Exchange Commission on May 13, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EnergyConnect Group, Inc.

(Exact name of registrant as specified in its charter)

Oregon	93-0935149
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

901 Campisi Way, Suite 260

Campbell, CA 95008

(Address of principal executive offices) (Zip Code)

Restricted Stock Unit Agreements

(Full title of the Plan)

Kevin R. Evans, President and Chief Executive Officer

EnergyConnect Group, Inc.

901 Campisi Way, Suite 260

Campbell, CA 95008

(Name and address of agent for service)

(408) 370-3311

(Telephone number, including area code, of agent for service)

Copy to:

Christine McCarthy, Esq.

Orrick, Herrington & Sutcliffe LLP

1040 Marsh Road, Menlo Park, CA 94025

(650) 614-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	1,250,000	$0.22	$275,000 (2)	$32.00

(1)	This Registration Statement shall also cover any additional shares of common stock, no par value per share (the “Common Stock”), which become issuable pursuant to the Restricted Stock Unit Agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by EnergyConnect Group, Inc. (the “Registrant”) which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	The Proposed Maximum Offering Price Per Share is calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee on the basis of $0.22 per share, the average of the high ($0.22) and low ($0.22) prices per share of the Registrant’s Common Stock on the Over-The-Counter Bulletin Board on May 9, 2011.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering 1,250,000 shares of the Registrant’s Common Stock issuable pursuant to Restricted Stock Unit Agreements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.**

Item 2.	Registrant Information and Employee Plan Annual Information.**

**	The documents containing the information specified in Part I of Form S-8 will be delivered to the recipients of the Restricted Stock Unit Agreements covered by this Registration Statement in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Form 10-K filed with the SEC on April 1, 2011, as amended by the Registrant’s Form 10-K/A filed with the SEC on May 2, 2011, for the fiscal year ended January 1, 2011 (File No. 000-26226);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant document referred to in (a) above; and

(c)	The Registrant’s Registration Statement on Form S-1/A, filed with the SEC on October 14, 2008 (File No. 333-152249), in which are described the terms, rights and provisions applicable to the Registrant’s Common Stock, and including any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 60.391 and 60.407 of the Oregon Business Corporation Act provide that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if the conduct of the individual was in good faith, the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests and (in the case of any criminal proceeding) the individual had no reasonable cause to believe the individual’s conduct was unlawful. A corporation may also indemnify a director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan. Section 60.394 of the Oregon Business Corporation Act requires corporations (unless limited by the articles of incorporation) to indemnify directors who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Section 60.414 of the Oregon Business Corporation Act provides that the indemnification provisions in Section 60.387 to Section 60.407 are not exclusive of any other rights to which directors or officers, employees or agents may be entitled under the corporation’s articles of incorporation or bylaws, any agreement, general or specific action of its board of directors, vote of shareholders or otherwise.

Article VI of the Registrant’s Tenth Restated Articles of Incorporation (the “Articles of Incorporation”) provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by law. The Registrant believes that the indemnification provisions in the Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers. In addition, the Registrant has entered into indemnification agreements with its officers and directors.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Name

5.1	Opinion and Consent of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of Russell Bedford Stephanou Mirchandani LLP

23.2	Consent of SingerLewak LLP

23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	Restricted Stock Unit Agreement, dated November 10, 2010, by and between the Registrant and Kevin R. Evans

99.2	Form of Restricted Stock Unit Agreement, dated November 10, 2010, by and between the Registrant and D. Jay Crookston, William Munger, Richard J. Quattrini and John P. Stremel

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California on May 13, 2011.

ENERGYCONNECT GROUP, INC.

By:	/s/ Kevin R. Evans
Kevin R. Evans
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENT:

Each of the undersigned directors of EnergyConnect Group, Inc., an Oregon corporation (the “Company”), hereby constitutes and appoints Kevin R. Evans and Amir Ameri, or either of them, his true and lawful attorneys-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in his or her capacity as a director, to execute a Registration Statement on Form S-8 under the Securities Act, as amended, relating to 1,250,000 shares of Common Stock that are issuable pursuant to certain Restricted Stock Unit Agreements and any and all amendments (including post-effective amendments) to such Registration Statement, and to file such Registration Statement and any and all amendments thereto, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes, as he or she might or could do in person, and ratify and confirm all that such attorneys-in-fact or their substitutes may lawfully do or cause to be done by virtue hereof, and hereby consents to such registration of the shares and the issuance thereof pursuant to the terms of the Restricted Stock Unit Agreements.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on this 13th day of May, 2011.

Signature	Title

/s/ Kevin R. Evans
Kevin R. Evans	Director, President and Chief Executive Officer

/s/ Amir Ameri
Amir Ameri	Interim Chief Financial Officer

/s/ Gary D. Conley
Gary D. Conley	Chairman of the Board of Directors

/s/ Rodney M. Boucher
Rodney M. Boucher	Director

/s/ N. Beth Emery
N. Beth Emery	Director

Andrew N. MacRitchie	Director

/s/ John P. Metcalf
John P. Metcalf	Director

/s/ Thomas P. Reiter
Thomas P. Reiter	Director

/s/ Kurt E. Yeager
Kurt E. Yeager	Director

EXHIBIT INDEX

Exhibit Number	Name

5.1	Opinion and Consent of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of Russell Bedford Stephanou Mirchandani LLP

23.2	Consent of SingerLewak LLP

23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	Restricted Stock Unit Agreement, dated November 10, 2010, by and between the Registrant and Kevin R. Evans

99.2	Form of Restricted Stock Unit Agreement, dated November 10, 2010, by and between the Registrant and D. Jay Crookston, William Munger, Richard J. Quattrini and John P. Stremel